Exhibit 1.2

CONSULTING AGREEMENT

THIS AGREEMENT FOR CONSULTING SERVICES (“Agreement”) is entered into and effective as of May 12, 2006 by and between Scott Allen (“Consultant”), and Diabetic Treatment Centers of America, Inc., a Delaware corporation (“Diabetic Treatment”).

1. RECITAL

This Agreement is entered into with reference to and in contemplation of the following facts, circumstances and representations:

1.1 Diabetic Treatment desires to engage the services of the Consultant to assist it with respect to business development and expansion.

1.2 The Consultant desires to provide services to Diabetic Treatment pursuant to the terms and conditions set forth herein.

2.	NATURE AND EXTENT OF CONSULTING SERVICES

2.1	Term of Agreement. This Agreement shall be for a term of one (1) year and shall terminate on May 12, 2007.

2.2 Duties of Consultant During the term of this Agreement. Consultant shall provide assistance with identifying and acquiring potential business partners for Diabetic Treatment.

2.3 Devotion to Duty. Consultant agrees to devote such time as is reasonable on an “as needed” basis with respect to the requirements necessary for the potential acquisitions. Consultant is free to represent or perform services for other clients, provided it does not interfere with the duties contained in this Agreement.

2.4 Duties of Diabetic Treatment. Diabetic Treatment shall provide Consultant, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph.

2.5 Compensation. In consideration of entering into this Agreement, Diabetic Treatment shall issue to Consultant a total of 5,000,000 shares of Diabetic Treatment’s common stock which shares are fully paid upon the execution hereof and binding on the Consultant to the obligations herein.

2.6 Nondisclosure of Information. Consultant agrees that it will not at any time, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation, in any manner whatsoever, any information of any kind, nature or description concerning any matters affecting or relating to the business of Diabetic Treatment.

2.7 Assignment of Agreement. Due to the personal nature of the services to be rendered by the Consultant, this Agreement may not be assigned by the Consultant without the prior written consent of Diabetic Treatment.

3.	CO-OPERATION, ARBITRATION, INTERPRETATION, MODIFICATION AND ATTORNEY FEES

3.1 Co-operation of Parties. The parties further agree that they will do all things necessary to accomplish and facilitate the purpose of this Agreement and that they will sign and execute any and all documents necessary to bring about and prefect the purposes of this Agreement.

3.2 Arbitration. The parties hereby submit all controversies, claims, and matters of difference arising out of this Agreement to arbitration in the state of Delaware. This submission and agreement to arbitrate shall be specifically enforceable. The Agreement shall further be governed by the laws of Delaware.

3.3 Interpretation of Agreement. The parties agree that should any provision of this Agreement be found to be ambiguous in any way, such ambiguity shall not be resolved by construing such provisions or any part of or the entire Agreement in favor of or against any party herein, but rather by construing the terms of this Agreement fairly and reasonably in accordance with their generally accepted meaning.

3.4 Modification of Agreement. This Agreement may be amended or modified in any way and at any time by an instrument in writing, signed by each of the parties hereto, stating the manner in which it is amended or modified. Any such writing amending or modifying of this Agreement shall be attached to and kept with this Agreement.

3.5 Legal Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of the Agreement, the successful or prevailing party shall be entitled to recover reasonable legal fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

3.6 Entire Agreement. This Agreement constitutes the entire Agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are merged herein and are superseded and cancelled by this Agreement.

3.7 Counterparts. This Agreement may be signed in one or more counterparts.

3.8 Facsimile Transmission Signatures. A signature received pursuant to a facsimile transmission shall be sufficient to bind a party to this Agreement.

DATED this 12th day of May, 2006.

Diabetic Treatment Centers of America, Inc.

/s/ Steven Weldon
By:	Steven Weldon, Chief Financial Officer

Consultant

/s/ Scott Allen
Scott Allen, Individual